[Letterhead of Robinson & Cole LLP]


                                              February 11, 2000

Bancorp Connecticut, Inc.
121 Main Street
Southington, CT  06489



Dear Ladies and Gentlemen:

         This opinion is being given in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Bancorp Connecticut, Inc. ("Company") on the date hereof for the purpose of registering under the Securities Act of 1933, as amended, shares of the Company's common stock ("Common Shares") in the Bancorp Connecticut, Inc. 1997 Stock Option Plan. In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

         Based upon such examination, we advise you that, in our opinion, the Common Shares have been legally authorized for issuance under the Plan and when sold will be validly issued, fully paid and nonassessable Common Shares of the Company.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                              Very truly yours,

                                              ROBINSON & COLE LLP



                                              By: /s/ Bruce B. Barth
                                                  ------------------
                                                   Bruce B. Barth, A Partner